CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
ITEC Environmental Group, Inc.

We consent to the incorporation by reference in this registration statement on Form S-8, (No. 333-122459), of ITEC Environmental Group, Inc. of our report dated March 19, 2005, relating to the consolidated statements of operations, shareholders' equity and cash flows of ITec Environmental Group, Inc., (a Development Stage Company), for the year ending December 31, 2004 and 2003. Our report is included in the year ended December 31, 2005 annual report on Form 10-KSB of ITEC Environmental Group, Inc.

/s/ POHL, MCNABOLA, BERG & COMPANY LLP

POHL, MCNABOLA, BERG & COMPANY LLP

SAN FRANCISCO, CALIFORNIA
March 15, 2006